Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2016 Second Quarter Results

SIMI VALLEY, Calif., December 8, 2015 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ended October 31, 2015.

“Strong performance in our core UAS business delivered a 23 percent increase in AeroVironment’s quarterly revenue year-over-year and a 76 percent increase in quarterly gross margin, including 19 percentage points from a government contract reserve reduction.  Solid bookings of more than $66 million in UAS contracts and contract extensions further illustrate our team’s effectiveness during the quarter,” said Tim Conver, AeroVironment chairman and chief executive officer.  “We also produced meaningful progress from of our investments in commercial UAS information services and Tactical Missile Systems that have positioned AeroVironment favorably for emerging opportunities in both sectors. In our EES segment, we have more narrowly focused our EV charging business on consumer and business solutions to drive more profitable long-term growth, and Hyundai became the seventh global automaker to select AeroVironment for electric vehicle charging systems.”

FISCAL 2016 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2016 was $64.7 million, up 23% from second quarter fiscal 2015 revenue of $52.7 million. The increase in revenue resulted from an increase in sales in our Unmanned Aircraft Systems (UAS) segment of $13.5 million, offset by a decrease in sales in our Efficient Energy Systems (EES) segment of $1.5 million.

Gross margin for the second quarter of fiscal 2016 was $31.5 million, up 76% from second quarter fiscal 2015 gross margin of $17.9 million. The increase in gross margin was due to an increase in product margin of $9.6 million and an increase in service margin of $4.1 million, both of which were impacted by a reserve reversal of $3.5 million for the settlement of prior year government incurred cost audits. As a percentage of revenue, gross margin increased to 49% from 34%.

Income from operations for the second quarter of fiscal 2016 was $6.9 million compared to loss from operations for the second quarter of fiscal 2015 of $4.1 million. The increase in income from operations was a result of an increase in gross margin of $13.7 million, offset by an increase in research and development (R&D) of $1.4 million and in selling, general & administrative (SG&A) expense of $1.3 million.

Other income, net, for the second quarter of fiscal 2016 was $0.1 million compared to other expense, net, for the second quarter of fiscal 2015 of $0.4 million.

Net income for the second quarter of fiscal 2016 was $4.4 million compared to net loss for the second quarter of fiscal 2015 of $2.9 million.

Earnings per diluted share for the second quarter of fiscal 2016 were $0.19 compared to loss per share for the second quarter of fiscal 2015 of $0.13.  Loss per share for the second quarter of fiscal 2015 increased by $0.01 due to the decrease in fair value of the conversion option of our convertible bond investment and related sales of stock.  There was no impact to earnings per share for the second quarter of fiscal 2016 for the convertible bond investment or sales of stock.

FISCAL 2016 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2016 was $111.8 million, up 7% from first six months fiscal 2015 revenue of $104.5 million. The increase in revenue resulted from an increase in sales in our UAS segment of $12.5 million offset by a decrease in sales in our EES segment of $5.3 million.

Gross margin for the first six months of fiscal 2016 was $47.6 million, up 49% from first six months fiscal 2015 gross margin of $31.9 million. The increase in gross margin was due to an increase in service margin of $8.2 million and an increase in product margin of $7.5 million, both of which were impacted by a reserve reversal of $3.5 million for the settlement of prior year government incurred cost audits. As a percentage of revenue, gross margin increased to 43% from 31%.

Loss from operations for the first six months of fiscal 2016 was $2.2 million compared to loss from operations for the first six months of fiscal 2015 of $10.6 million. The decrease in loss from operations was a result of an increase in gross margin of $15.6 million, offset by an increase in research and development (R&D) expense of $4.1 million and in selling, general & administrative (SG&A) expense of $3.1 million.

Other expense, net, for the first six months of fiscal 2016 was $2.1 million compared to other income, net, for the first six months of fiscal 2015 of $0.4 million.  The increase in expense is primarily due to the recording of an other-than-temporary impairment loss on our CybAero equity securities.

Net loss for the first six months of fiscal 2016 was $2.6 million compared to net loss for the first six months of fiscal 2015 of $6.5 million.

Loss per share for the first six months of fiscal 2016 was $0.11 compared to loss per share for the first six months of fiscal 2015 of $0.29.  Loss per share for the first six months of fiscal 2016 was increased by $0.06 due to both the impairment loss and loss on sale of our CybAero equity securities. Loss per share for the first six months of fiscal 2015 decreased by $0.01 due to the increase in fair value of the conversion option of our convertible bond investment and related sales of stock.

BACKLOG

As of October 31, 2015, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $97.2 million compared to $64.7 million as of April 30, 2015.

FISCAL 2016 — OUTLOOK FOR THE FULL YEAR

For fiscal 2016, the company continues to expect revenue of between $260 million and $280 million, and a gross profit margin of between 36 percent and 37.5 percent, net of reserve effect. Planned increases in strategic R&D and SG&A investments for Commercial UAS in fiscal 2016 may largely offset operating profit in the current fiscal year.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, December 8, 2015, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Raymond D. Cook, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, December 8, 2015, at approximately 4:30 p.m. Pacific Time through Tuesday, December 15, 2015, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 89717937. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. The company’s electric-powered, hand-launched UASs generate and process data to deliver powerful insight, on-demand, to people engaged in military, public safety and commercial activities around the world. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial EV charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014

Revenue:
Product sales	$49,492	$42,874	$76,131	$85,685
Contract services	15,239	9,790	35,650	18,845
	64,731	52,664	111,781	104,530
Cost of sales:
Product sales	24,802	27,779	41,567	58,576
Contract services	8,396	7,014	22,658	14,029
	33,198	34,793	64,225	72,605
Gross margin:
Product sales	24,690	15,095	34,564	27,109
Contract services	6,843	2,776	12,992	4,816
	31,533	17,871	47,556	31,925
Selling, general and administrative	14,733	13,470	29,989	26,873
Research and development	9,897	8,531	19,728	15,655
Income (loss) from operations	6,903	(4,130)	(2,161)	(10,603)
Other income (expense):
Interest income	268	193	492	405
Other (expense) income	(192)	(583)	(2,581)	8
Income (loss) before income taxes	6,979	(4,520)	(4,250)	(10,190)
Provision (benefit) for income taxes	2,560	(1,619)	(1,688)	(3,680)
Net Income (loss)	$4,419	$(2,901)	$(2,562)	$(6,510)
Earnings (loss) per share data:
Basic	$0.19	$(0.13)	$(0.11)	$(0.29)
Diluted	$0.19	$(0.13)	$(0.11)	$(0.29)
Weighted average shares outstanding:
Basic	22,985,956	22,878,410	22,966,513	22,840,465
Diluted	23,148,456	22,878,410	22,966,513	22,840,465

AeroVironment, Inc.

Reconciliation of Earnings (Loss) per Share (Unaudited)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Earnings (loss) per diluted share as adjusted	$0.19	$(0.12)	$(0.05)	$(0.30)
Other-than-temporary impairment loss and loss on sale of stock	—	—	(0.06)	—
(Decrease) increase in fair value of convertible bond and related sale of stock	—	(0.01)	—	0.01
Earnings (loss) per diluted share as reported	$0.19	$(0.13)	$(0.11)	$(0.29)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	October 31, 2015	April 30, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$128,032	$143,410
Short-term investments	77,967	85,381
Accounts receivable, net of allowance for doubtful accounts of $212 at October 31, 2015 and $606 at April 30, 2015	42,746	33,607
Unbilled receivables and retentions	11,798	17,356
Inventories, net	48,336	39,414
Income tax receivable	2,836	—
Deferred income taxes	5,050	5,265
Prepaid expenses and other current assets	4,555	4,599
Total current assets	321,320	329,032
Long-term investments	37,715	46,769
Property and equipment, net	13,579	13,499
Deferred income taxes	6,725	7,426
Other assets	690	741
Total assets	$380,029	$397,467
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,590	$19,243
Wages and related accruals	10,503	13,395
Income taxes payable	—	692
Customer advances	3,835	4,235
Other current liabilities	5,669	9,170
Total current liabilities	31,597	46,735
Deferred rent	1,266	1,381
Liability for uncertain tax positions	439	439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 23,318,688 at October 31, 2015 and 23,314,640 at April 30, 2015	2	2
Additional paid-in capital	151,269	148,293
Accumulated other comprehensive loss	(201)	(1,358)
Retained earnings	195,657	201,975
Total stockholders’ equity	346,727	348,912
Total liabilities and stockholders’ equity	$380,029	$397,467

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	October 31, 2015	November 1, 2014
Operating activities
Net loss	$(2,562)	$(6,510)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	2,765	4,303
Impairment of available-for-sale securities	2,186	—
Loss from equity method investments	122	98
Provision for doubtful accounts	(231)	(105)
Deferred income taxes	215	42
Loss (gain) on sale of equity securities	219	(347)
Stock-based compensation	2,082	1,745
Foreign currency losses	63	281
Increase in fair value of conversion feature of convertible bonds	—	(73)
Tax benefit from exercise of stock options	196	11
Excess tax benefit from stock-based compensation	—	(348)
Amortization of held-to-maturity investments	2,146	2,211
Changes in operating assets and liabilities:
Accounts receivable	(8,908)	748
Unbilled receivables and retentions	5,558	3,826
Inventories	(8,922)	(1,105)
Income tax receivable	(2,887)	1,708
Other assets	119	27
Accounts payable	(7,653)	5,082
Other liabilities	(7,417)	764
Net cash (used in) provided by operating activities	(22,909)	12,358
Investing activities
Acquisitions of property and equipment	(2,804)	(1,070)
Equity method investments	(186)	(186)
Purchases of held-to-maturity investments	(43,072)	(68,524)
Redemptions of held-to-maturity investments	55,847	46,727
Sales of available-for-sale investments	987	9,038
Net cash provided by (used in) investing activities	10,772	(14,015)
Financing activities
Purchase and retirement of common stock	(3,756)	—
Tax withholding payment related to net settlement of equity awards	(29)	—
Excess tax benefit from exercise of stock options	—	348
Exercise of stock options	544	679
Net cash (used in) provided by financing activities	(3,241)	1,027
Net decrease in cash and cash equivalents	(15,378)	(630)
Cash and cash equivalents at beginning of period	143,410	126,969
Cash and cash equivalents at end of period	$128,032	$126,339

Supplemental disclosure:
Unrealized change in fair value of investments recorded in other comprehensive income (loss), net of deferred taxes of $18 and $(397), respectively	$27	$596
Reclassification from share-based liability compensation to equity	$228	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Revenue:
UAS	$56,589	$43,045	$96,756	$84,231
EES	8,142	9,619	15,025	20,299
Total	64,731	52,664	111,781	104,530
Cost of sales:
UAS	28,314	27,575	54,780	58,590
EES	4,884	7,218	9,445	14,015
Total	33,198	34,793	64,225	72,605
Gross margin:
UAS	28,275	15,470	41,976	25,641
EES	3,258	2,401	5,580	6,284
Total	31,533	17,871	47,556	31,925
Selling, general and administrative	14,733	13,470	29,989	26,873
Research and development	9,897	8,531	19,728	15,655
Income (loss) from operations	6,903	(4,130)	(2,161)	(10,603)
Other income (expense):
Interest income	268	193	492	405
Other (expense) income	(192)	(583)	(2,581)	8
Income (loss) before income taxes	$6,979	$(4,520)	$(4,250)	$(10,190)

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com